EXHIBIT 99.1

Worthington Industries Extends Existing $500 Million Revolving Credit Facility

Extends Maturity to February 2023

COLUMBUS, Ohio, Feb. 19, 2018 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE:WOR) announced today that it has extended its existing five-year, revolving credit facility.  The existing $500.0 million facility, which was set to mature on April 23, 2020, has been amended and extended until February 16, 2023.

Borrowings under the amended credit facility bear interest based on a credit ratings grid and currently equals the applicable LIBOR rate plus 1.25%. The amended credit facility also contains an accordion feature that would allow it to expand by an additional $300 million from new and existing lenders on the same terms and conditions as the existing commitments. Following the amendment, the Company currently has $536.8 million in combined availability under the credit facility and the Company’s $50 million accounts receivable securitization program.  The revolving credit facility is with a consortium of banks led by JPMorgan Chase Bank, N.A. and PNC Capital Markets LLC.

About Worthington Industries
Worthington Industries is a leading global diversified metals manufacturing company with 2017 fiscal year sales of $3.0 billion.  Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gases and for cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through unconsolidated joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction.  Worthington employs approximately 11,000 people and operates 86 facilities in 11 countries.

Safe Harbor Statement
The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act"). Statements by the Company relating to its ability to increase market participation, expand and integrate capacity, increase efficiencies and reduce lead time, achieve growth in general and in specific markets, and other statements which are not historical information constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the Company's filings with the Securities and Exchange Commission.

Contacts:
CATHY M. LYTTLE
VP, CORPORATE COMMUNICATIONS
AND INVESTOR RELATIONS
614.438.3077 | cathy.lyttle@WorthingtonIndustries.com

SONYA L. HIGGINBOTHAM
DIRECTOR, CORPORATE COMMUNICATIONS
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com